FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

    Exhibit 5.1

            March 8, 2024

LivePerson, Inc.
530 7th Ave., Floor M1
New York, New York 10018

Re: LivePerson, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to LivePerson, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with any amendments thereto, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 5,300,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), together with the rights to Purchase Series A Junior Participating Preferred Stock (the “Rights”) associated therewith, issuable under the LivePerson, Inc. 2018 Inducement Plan, as amended (the “2018 Inducement Plan”) (such shares of Common Stock issuable under the 2018 Inducement Plan, the “Shares”). The terms of the Rights are set forth in the Tax Benefits Preservation Plan, dated as of January 22, 2024, between the Company and Equiniti Trust Company, LLC as rights agent, as amended by Amendment No. 1 thereto, dated as of February 16, 2024, to the Tax Benefits Preservation Plan, between LivePerson, Inc. and Equiniti Trust Company, LLC (such Tax Benefits Preservation Plan, as so amended, the “Rights Agreement”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company. We have further assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.The Shares registered pursuant to the Registration Statement to be issued by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 2018 Inducement Plan, and the applicable award agreement, as applicable, for consideration in an amount at least equal to the par value of such Shares, will be validly issued, fully paid and nonassessable.

2.The Right associated with each Share has been duly authorized and will be a valid and legally binding obligation of the Company when (i) such associated Share shall have been duly issued as set forth in paragraph 1 above and (ii) such Right shall have been duly issued in accordance with the terms of the Rights Agreement.

In rendering the opinion in paragraph 2 above, we (i) have further assumed that the members of the board of directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and (ii) express no opinion as to the determination that a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. The opinion expressed in paragraph (2) above addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or the purchase rights issued thereunder would invalidate such rights in their entirety.

The opinions expressed herein are limited to the applicable provisions of the General Corporation Law of the State of Delaware, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP